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                             Survivorship Term Rider

This rider provides a level amount of survivorship term life insurance on the lives of the Insureds. It may not be issued for an amount exceeding the Maximum Rider Face Amount. This insurance is convertible for a limited period. We discuss this rider, and the rules that apply to it, in the provisions that follow.

Rider Part Of              This rider is made a part of this policy as of its
The Policy                 Rider Issue Date, in return for the  application for
                           this rider and the payment of monthly rider charges.
                           Monthly rider charges are discussed later in this rider. All the provisions of this policy apply to this rider, except for those that are inconsistent with this rider. This rider is in force from the later of the day the policy becomes in force and the date the first premium under this policy is paid.

Rider Benefit              This rider provides a death benefit equal to the
                           Rider Face Amount. If both Insureds die while this rider is in force, we will add the rider death benefit to the death benefit provided by this policy.
                           The Rider Face Amount is shown in the Policy
                           Specifications for this rider.

                           If this policy has a Policy Split Option rider, the Rider Face Amount of this rider is added to the policy Face Amount in computing the face amount of each new policy at the time of the split.

Dates - Rider              The Rider Date is shown in the Policy Specifications
Date, Rider                for this rider.  It is the starting point for
Anniversary Date,          determining the Rider Anniversary Dates. The first
Rider Year, Rider          Rider Anniversary Date is one year after the Rider
Issue Date                 Date. The period from the Rider Date to the first
                           Rider Anniversary Date, or from one Rider Anniversary
                           Date to the next, is called a Rider Year.

                           The Rider Issue Date is also shown in the Policy Specifications for this rider. This Date starts the contestability and suicide periods for the Initial Rider Face Amount. We discuss contestability and suicide later in this rider.

Ages - Rider               The Rider Issue Age for each Insured (shown in the
Issue Age, Rider           Policy Specifications for this rider) is the age of
Attained Age               that Insured on the birthday nearest the Rider Date.

                           The Rider Attained Age for each Insured is the Rider Issue Age increased by the number of full Rider Years elapsed.

Rider Year Of              For the Initial Rider Face Amount, each Rider Year is
Coverage                   a rider year of coverage. If the Rider Face Amount
                           has been increased, rider years of coverage for each increase will be measured from the effective date of the increase.

Rider Charges              Charges for this rider are due on each policy Monthly
                           Charge Date. Charges will be deducted monthly from the account value of this policy.

                           The monthly charge for this rider equals the sum of the risk charge for the Rider Face Amount and the rider face amount charge. The Maximum Monthly Rider Risk Charge rates and Maximum Rider Face Amount Charge per $1,000 of Rider Face Amount are shown in the Table(s) Of Maximum Monthly Rider Charges of the Policy Specifications for

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                           this rider. Maximum monthly rider risk charge rates
                           and rider face amount charges for segments of the Rider Face Amount issued in distinct risk classes will be shown in separate tables.

                           We may charge less than the maximum monthly rider charges shown in the table(s). For each Insured, any change in these charges will apply to all individuals in the same class.

Guaranteed Death           Factors for this rider are taken from the Guaranteed
Benefit Rider              Death Benefit Measure on each Monthly Charge Date.
Factor                     The monthly insurance factors per 1,000 of Rider Face
                           Amount are shown in the Table Of Guaranteed Death
                           Benefit Monthly Rider Factors in the Policy
                           Specifications for this rider. See the Guaranteed
                           Death Benefit Measure provision in Part 4 of this policy.

Increases In               While this rider is in force, the Rider Face Amount
The Rider Face             may be increased upon written  application. We
Amount                     require evidence of insurability, satisfactory to us,
                           for an increase. The amount of each increase must be for at least the Minimum Rider Face Amount Increase shown in the Policy Specifications for this rider.
                           However, the Rider Face Amount may not be increased to an amount that exceeds the Maximum Rider Face
                           Amount shown in the Policy Specifications for this rider.

                           Any increase will be effective on the policy Monthly Charge Date that is on, or precedes, the date we approve the application for it. Monthly rider charges for an increase will be deducted from the policy account value starting on the effective date of the increase.

                           No increase in the Rider Face Amount will be permitted after the Rider Anniversary Date nearest the older Insured's 90th birthday.

Decreases In               After the first Rider Year, the Rider Face Amount may
The Rider Face             be decreased by the Owner's  written request while
Amount                     either Insured is living. However, the decrease must
                           not reduce the Rider Face Amount to an amount less than the Minimum Rider Face Amount shown in the Policy Specifications for this rider. No decrease is permitted within one year following the effective date of any increase.

                           The Maximum Rider Face Amount shown in the Policy Specifications for this rider is based on the policy Face Amount. If the policy Face Amount is decreased so that the Rider Face Amount would exceed the Maximum Rider Face Amount after the decrease, the Rider Face Amount also will be decreased at that time. It will be decreased to the Maximum Rider Face Amount as of the date of the decrease in the policy Face Amount.

                           Any decrease in the Rider Face Amount will be effective on the policy Monthly Charge Date that is on, or precedes, the date we receive the written request. If a decrease follows one or more increases, the decrease is taken from the most recent increase(s).

Conversion                 While this rider is in force, all or part of the
                           Rider Face Amount may be converted to -- that is, exchanged for -- new survivorship insurance on the lives of the Insureds. Conversion may be made at any time before the Policy Anniversary Date nearest the younger Insured's 70th birthday or, if earlier, the Policy Anniversary Date nearest the

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                           older Insured's 80th birthday. A written application
                           will be needed, and both Insureds must be living at the time of conversion. However, no other evidence of insurability will be required.

                           If partial conversion follows one or more increases, the part of the Rider Face Amount converted is taken from the most recent increase(s).

                           Conversion will be effective on the Monthly Charge Date that is on, or precedes, the date we receive the written application. The amount of insurance converted under this rider will continue to, but not including, that Monthly Charge Date. If any amount of insurance not converted under this rider is less than the Minimum Rider Face Amount shown in the Policy Specifications for this rider, this rider will terminate as of the effective date of conversion.

                           The new insurance will be effective on the date of conversion. The face amount of the new insurance will be the amount converted. All premiums, monthly charges, and surrender charges will be based on the effective date of the new insurance and the lives and risk classes of the Insureds. The new insurance will be modified to show that the contestable and suicide periods will be measured from the date(s) applicable under this rider for the Rider Face Amount converted.

Conversion Methods         There are two methods for converting insurance
                           coverage under this rider.

                           Method 1 - Under this method, the new insurance will be an increase in Face Amount under this policy. A partial conversion will be permitted under Method 1 only if the amount to be converted is not less than the Minimum Face Amount Increase shown in the Policy Specifications. The risk classes of the Insureds will be the same as for the amount converted.

                           Method 2 - Under this method, the new insurance will be a new policy on the lives of the Insureds, offered for conversion under this rider by us or one of our affiliates. Conversion will be permitted under Method 2 only if the amount to be converted meets the minimum issue limit for the new policy at the time of conversion. The death benefit option under the new policy will be the same as for this policy on the date of conversion. The risk classes of the Insureds will be the same as for the amount converted. However, if that death benefit option or those risk classes are not available on the new policy, we will use the one(s) we determine to be closest to the one(s) under this policy. Payment of the first premium for the new policy is required before conversion can be completed.

Contestability             We can bring legal action to contest the validity of
                           this rider for any material misrepresentation of a fact made in the application for this rider. However, we cannot, in the absence of fraud, contest the validity of this rider with respect to an Insured after it has been in force during the lifetime of that Insured for two years after the Rider Issue Date or, if that coverage is reinstated, two years after the date of reinstatement. The two-year contestable period for any increase in the Rider Face Amount will be measured from the effective date of that increase.
                           The Rider Issue Date is shown in the Policy
                           Specifications for this rider.

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Misstatement Of            If the date of birth or gender of either Insured as
Age Or Gender              given in the application is not correct, the Rider
                           Face Amount will be adjusted. The adjustment will reflect the amount provided by the most recent monthly rider charge using the correct ages and genders. If the adjustment is made while either
                           Insured is living, monthly rider charges after the adjustment will be based on the correct ages and genders.

Suicide If either Insured commits suicide, while sane or insane, within two years after any life insurance coverage under this rider becomes effective and while this rider is in force, that coverage will terminate. In this case, we will refund to the Owner the monthly rider charges deducted for that coverage. However, there will be no separate refund under this rider if a refund is payable under the policy Death By Suicide provision due to suicide within two years after the policy Issue Date or reinstatement.

Termination Of             This rider will continue in force to, but not
This Rider                 including, the date any of the following occurs:

                             . The end of the grace period for an unpaid premium under the policy;
                             . Termination of this policy for any other reason; . Change of this policy to a different policy on which this rider is not available;
                             . Full conversion of the Rider Face Amount under this rider; or
                             . Partial conversion of this rider and the amount not converted is less than the Minimum Rider Face Amount. (See the Conversion provision.)

Cancellation Of            This rider may be cancelled by the Owner's written
This Rider                 request. Such cancellation will take effect on the
                           policy Monthly Charge Date that is on, or precedes, the date we receive the written request. Insurance under this rider will continue to, but not including, the effective date of cancellation.

                   MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

   ABC                                            ABC
       PRESIDENT                                      SECRETARY

  /s/ R J O'Connell                               /s/ Ann F. Lomeli

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--------------------------------------------------------------------------------
                              POLICY SPECIFICATIONS
                             SURVIVORSHIP TERM RIDER
--------------------------------------------------------------------------------

POLICY NUMBER:                        123456789

INSURED NO. 1:                        JANE C. DOE
RIDER ISSUE AGE AND GENDER:           35  FEMALE

INSURED NO. 2:                        JOHN A. DOE
RIDER ISSUE AGE AND GENDER:           35  MALE

RIDER DATE:                           JANUARY 1, 2004
RIDER ISSUE DATE:                     JANUARY 1, 2004

INITIAL RIDER FACE AMOUNT:            $100,000
MINIMUM RIDER FACE AMOUNT:            $100,000
MINIMUM RIDER FACE AMOUNT INCREASE:   $50,000

                     TABLE OF MAXIMUM MONTHLY RIDER CHARGES

 MAXIMUM MONTHLY RIDER FACE AMOUNT CHARGE PER $1,000 BY RIDER YEAR OF COVERAGE:
                          Years 1 - 20          $0.23
                          Years 21 and later    $0.00

               RISK CHARGE RATES PER THOUSAND OF RIDER FACE AMOUNT

RISK CLASSES:     INSURED NO. 1:    NONTOBACCO
                  INSURED NO. 2:    NONTOBACCO

RIDER ATTAINED             RIDER ATTAINED              RIDER ATTAINED
  AGE OF THE                 AGE OF THE                  AGE OF THE
   YOUNGER       MONTHLY      YOUNGER        MONTHLY      YOUNGER        MONTHLY
   INSURED         RATE       INSURED          RATE       INSURED         RATE
   -------         ----       -------          ----       -------         ----

      35         0.00020         57          0.10390         79          3.95350
      36         0.00060         58          0.12220         80          4.55870
      37         0.00120         59          0.14350         81          5.25320
      38         0.00180         60          0.16870         82          6.05600
      39         0.00260         61          0.19880         83          6.98100
      40         0.00350         62          0.23560         84          8.01510
      41         0.00470         63          0.28100         85          9.14980
      42         0.00610         64          0.33640         86         10.36440
      43         0.00770         65          0.40200         87         11.65480
      44         0.00960         66          0.47840         88         13.00030
      45         0.01180         67          0.56570         89         14.41260
      46         0.01440         68          0.66440         90         15.89200
      47         0.01740         69          0.77770         91         17.45990
      48         0.02100         70          0.91150         92         19.15680
      49         0.02520         71          1.08070         93         21.05470
      50         0.03010         72          1.26810         94         23.36810
      51         0.03600         73          1.50760         95         26.51700
      52         0.04310         74          1.79530         96         31.35470
      53         0.05160         75          2.13050         97         39.59520
      54         0.06180         76          2.51400         98         54.65260
      55         0.07380         77          2.94440         99         83.33000
      56         0.08790         78          3.42110

The above rates are based on the following mortality tables:
  INSURED NO. 1 - Commissioners 1980 Standard Ordinary Nonsmoker Mortality Table
  - Female
  INSURED NO. 2 - Commissioners 1980 Standard Ordinary Nonsmoker Mortality Table
  - Male

The Maximum Monthly Insurance Charge rate for the younger Insured's Attained Ages above 99 is 0.00.

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--------------------------------------------------------------------------------
                      SURVIVORSHIP TERM RIDER - continued
--------------------------------------------------------------------------------

                        TABLE OF GUARANTEED DEATH BENEFIT
                              MONTHLY RIDER FACTORS
                        PER THOUSAND OF RIDER FACE AMOUNT

            GUARANTEED DEATH BENEFIT MONTHLY RIDER FACE AMOUNT FACTOR

                           Years 1 - 20         0.23
                           Years 21 and later   0.00

   ATTAINED                 ATTAINED                   ATTAINED
  AGE OF THE               AGE OF THE                 AGE OF THE
   YOUNGER      MONTHLY     YOUNGER       MONTHLY      YOUNGER      MONTHLY
   INSURED      FACTOR      INSURED       FACTOR       INSURED      FACTOR
   -------      ------      -------       ------       -------      ------

     35        0.000146       57         0.049556        79         1.240386
     36        0.000640       58         0.057020        80         1.454359
     37        0.001309       59         0.065695        81         1.700234
     38        0.002129       60         0.075736        82         1.979427
     39        0.003091       61         0.087405        83         2.294290
     40        0.004235       62         0.100825        84         2.650216
     41        0.005638       63         0.116085        85         3.055563
     42        0.007273       64         0.133670        86         3.514789
     43        0.009203       65         0.153924        87         4.015775
     44        0.011413       66         0.177352        88         4.560501
     45        0.014030       67         0.204515        89         5.160405
     46        0.017121       68         0.235952        90         5.791742
     47        0.020670       69         0.272273        91         6.475019
     48        0.024212       70         0.314449        92         7.183395
     49        0.028209       71         0.363454        93         7.926146
     50        0.032638       72         0.420396        94         8.718350
     51        0.037037       73         0.487140        95         9.338135
     52        0.040872       74         0.565749        96        10.132475
     53        0.044819       75         0.658756        97        10.948531
     54        0.048878       76         0.768624        98        11.784352
     55        0.037375       77         0.898285        99        12.641477
     56        0.043013       78         1.055880